Exhibit (l)

CONSENT OF COUNSEL

We hereby consent to the use of our name and to the references to our Firm under the caption “Independent Registered Public Accounting Firm; Legal Counsel” in the Prospectus and Statement of Additional Information included in Pre-Effective Amendment No. 2 to the Registration Statement on Form N-2 under the Securities Act of 1933, as amended (the “1933 Act”), and Post-Effective Amendment No. 6 to the Registration Statement on Form N-2 under the Investment Company Act of 1940, as amended, of First Trust Enhanced Private Credit Fund (File Nos: 333-292146; 811-23963). In giving such consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Faegre Drinker Biddle & Reath LLP
Faegre Drinker Biddle & Reath LLP

Washington, D.C.

April 13, 2026